CAMBER ENERGY, INC. 8-K

Exhibit 99.1

   Camber Energy, Inc. Announces Location Change
of Special Meeting of Stockholders To Be Held On April 16, 2020

HOUSTON, TX / ACCESSWIRE / April 3, 2020 / Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”) today announced notice of a change in location of its Special Meeting of Stockholders to be held on Thursday, April 16, 2020, at 10:00 a.m. (Houston Time) (the “Special Meeting”). In light of the growing health impact of the coronavirus (COVID-19) pandemic, the extensive federal and local restrictions on non-essential activities and travel, the restriction of public gatherings of 10 or more people in Texas, and out of concern for the health and well-being of our colleagues and stockholders, the Special Meeting has been changed to be held in a virtual meeting format only.

As described in the proxy materials for the Special Meeting, stockholders are entitled to participate in the Special Meeting if they were a stockholder of the Company as of the close of business on March 2, 2020, the record date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee.

Instead of being held in a physical location, the Special Meeting will be held virtually. To be admitted to the Special Meeting at https://www.iproxydirect.com/CEISpecial, you must enter the control number found on your proxy card or voting instruction form. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting.

Further information regarding the change of location of the Special Meeting can be found in the Notice of Change of Location of Special Meeting of Stockholders filed by the Company with the Securities and Exchange Commission on April 3, 2020.

Whether or not a stockholder plans to attend the Special Meeting by virtual means, the Company urges its stockholders to vote and submit their proxy in advance of the Special Meeting by one of the methods described in the proxy statement. The proxy card included with the proxy statement previously distributed will not be updated to reflect the information provided above and may continue to be used to vote each stockholder’s shares in connection with the Special Meeting. If Company stockholders have previously submitted a proxy using one of the methods described in the proxy statement and proxy card, their vote will be counted and they do not need to submit a new proxy or vote at the Special Meeting.

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Texas Panhandle. For more information, please visit the Company’s website at www.camber.energy.

SOURCE: Camber Energy, Inc.

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